Exhibit 99.1

   TUPPERWARE BRANDS NAMES A CHIEF OPERATING OFFICER AND NEW BEAUTY EXECUTIVE

    ORLANDO, Fla., Dec. 19 /PRNewswire-FirstCall/ -- Rick Goings, Chairman and CEO of Tupperware Brands (NYSE: TUP), today announces that effective January 1, 2007, Simon C. Hemus, age 57, will become President and Chief Operating Officer of the Corporation. Mr. Goings will continue to focus on the company's strategy, leadership development and external relations, while Mr. Hemus will have responsibility for day-to-day operations of all of the Company's businesses.

    Mr. Hemus joined the Company in December 2005 as Group President of the International Beauty segment following the Company's acquisition of the direct selling businesses of Sara Lee Corporation. While at Sara Lee, he served as the Group President and CEO of the direct selling division for 13 years and prior to that worked with Mr. Goings at Avon as a senior officer in multiple markets.

    "Since joining Tupperware Brands in December 2005, Simon has demonstrated his ability to drive results and has easily integrated into the Tupperware Brands culture," said Rick Goings, Chairman and CEO. "The combination of his results-driven operating approach and his personal leadership style gives me confidence that this move will contribute to moving the Company into a new era of consistent sales and profit growth," Goings continued.

    In conjunction with this change, Christa M. Hart, age 46, currently Executive Vice President, Strategy and Business Development, will become Executive Vice President, Beauty, with responsibility for most of the businesses that previously reported to Hemus.

    "Christa has been instrumental in implementing the global beauty strategy since joining the Company in 2003, and she will now take on more direct responsibility for execution," said Rick Goings, Chairman and CEO.

    Tupperware Brands Corporation is a global direct seller of premium, innovative products across multiple brands and categories through an independent sales force of 1.8 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through its Avroy Shlain, BeautiControl, Fuller, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

SOURCE  Tupperware Brands Corporation
    -0-                             12/19/2006
    /CONTACT: Jane Garrard of Tupperware Brands Corporation, +1-407-826-4522/ /Web site: http://www.tupperware.com /